SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                          (AMENDMENT NO. ____________)*


                         REGENERON PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   75886F 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 23, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


     [_]  Rule  13d-1(b)

     [X]  Rule  13d-1(c)

     [_]  Rule  13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                                                                    Page 1 of 16
                                                        Exhibit Index on Page 11

CUSIP NO. 75886F 10 7               13G     PAGE 2 --------- of ------- 16 PAGES
                                    ---

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Feldon  Invest  SA
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Panama
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power
                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power
                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power
                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power
   Each
 Reporting          4,000,000
Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              9.8%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              CO
--------------------------------------------------------------------------------

CUSIP NO. 75886F 10 7               13G     PAGE 3 --------- of ------- 16 PAGES
                                    ---

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Emfeld Ltd
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Cayman Islands
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power
                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power
                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power
                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power
   Each
 Reporting          4,000,000
Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              9.8%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              CO
--------------------------------------------------------------------------------

CUSIP NO. 75886F 10 7               13G     PAGE 4 --------- of ------- 16 PAGES
                                    ---

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Bertarelli & Cie
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power
                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power
                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power
   Each
 Reporting          4,000,000
Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              9.8%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              OO
--------------------------------------------------------------------------------

CUSIP NO. 75886F 10 7               13G     PAGE 5 --------- of ------- 16 PAGES
                                    ---

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Ernesto Bertarelli
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power
                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power
                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power
                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power
   Each
 Reporting          4,000,000
Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              9.8%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              IN
--------------------------------------------------------------------------------

CUSIP NO. 75886F 10 7               13G     PAGE 6 --------- of ------- 16 PAGES
                                    ---


ITEM  1(A).    NAME  OF  ISSUER:

               Regeneron  Pharmaceuticals,  Inc.

ITEM  1(B).    ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

               777  Old  Saw  Mill  River  Road
               Tarrytown,  New  York  10591-6707

ITEM  2(A).    NAMES  OF  PERSONS  FILING:

               This  statement  is  being  filed  jointly  by:

               (i) Feldon Invest SA, a Panamanian stock company, the holder of an aggregate of 4,000,000 shares of the issuer's common stock, par value $0.001;

               (ii) Emfeld  Ltd,  a  Cayman  Islands stock company, which is the holder of all of the issued and outstanding capital stock of Feldon Invest SA;

               (iii)Bertarelli  &  Cie,  a  societe  en  commandite  par actions organized under the laws of Switzerland, which is the holder of all of the issued and outstanding capital stock of Emfeld Ltd; and

               (iv) Ernesto  Bertarelli,  an  individual,  who,  as  President,
                    Managing Director and controlling shareholder of Bertarelli & Cie, controls that entity.

ITEM  2(B).    ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE OR, IF NONE, RESIDENCE:

               For  Feldon  Invest  SA:
               Urbanizacion  Obarrio
               Swiss  Bank  Building
               53rd  Street
               Panama  City,  Panama

               For  Emfeld  Ltd:
               One  Capital  Place
               Second  Floor
               P.O.  Box  1787
               George  Town,  Grand  Cayman,  Cayman  Islands

               For  Ernesto  Bertarelli  and  Bertarelli  &  Cie:
               c/o  Abacus  Conseil  et  Expertise  Comptable  SA
               2,  Chemin  des  Mines
               CH-1202  Geneva
               Switzerland

ITEM  2(C).    CITIZENSHIP:

               Feldon Invest SA: A stock company organized under the laws of Panama

               Emfeld Ltd: A stock company organized under the laws of the Cayman Islands

               Bertarelli & Cie: A societe en commandite par actions organized under the laws of Switzerland

CUSIP NO. 75886F 10 7               13G     PAGE 7 --------- of ------- 16 PAGES
                                    ---

               Ernesto  Bertarelli:  Switzerland

ITEM  2(D).    TITLE  OF  CLASS  OF  SECURITIES:

               Common  Stock,  par  value  $0.001  per  share

ITEM  2(E).    CUSIP  NUMBER:

               75886F  10  7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not  applicable.

ITEM  4.       OWNERSHIP.

     The ownership percentage set forth below is based on 40,787,624 shares of common stock outstanding, as reported in the issuer's prospectus dated March 19, 2001.

     With respect  to  Feldon  Invest  SA:

               (a)  Amount  beneficially  owned:  4,000,000

               (b)  Percent  of  class:  9.8%

               (c)  Number  of  shares  as  to  which  the  person  has:

                    (i)  Sole  power  to  vote  or  to  direct  the  vote:  N/A

                    (ii) Shared  power  to vote or to direct the vote: 4,000,000

                    (iii)Sole power to dispose or to direct the disposition of:
                         N/A

                    (iv) Shared  power  to  dispose or to direct the disposition of:  4,000,000

     With  respect  to  Emfeld  Ltd:

               (a)  Amount  beneficially  owned:  4,000,000

               (b)  Percent  of  class:  9.8%

               (c)  Number  of  shares  as  to  which  the  person  has:

                    (i)  Sole  power  to  vote  or  to  direct  the  vote:  N/A

                    (ii) Shared  power  to vote or to direct the vote: 4,000,000

                    (iii)Sole power to dispose or to direct the disposition of:
                         N/A

                    (iv) Shared  power  to  dispose or to direct the disposition of:  4,000,000

CUSIP NO. 75886F 10 7               13G     PAGE 8 --------- of ------- 16 PAGES
                                    ---

     With  respect  to  Bertarelli  &  Cie:

               (a)  Amount  beneficially  owned:  4,000,000

               (b)  Percent  of  class:  9.8%

               (c)  Number  of  shares  as  to  which  the  person  has:

                    (i)  Sole  power  to  vote  or  to  direct  the  vote:  N/A

                    (ii) Shared  power  to vote or to direct the vote: 4,000,000

                    (iii)Sole power to dispose or to direct the disposition of:
                         N/A

                    (iv) Shared  power  to  dispose or to direct the disposition of:  4,000,000

     With  respect  to  Ernesto  Bertarelli:

               (a)  Amount  beneficially  owned:  4,000,000

               (b)  Percent  of  class:  9.8%

               (c)  Number  of  shares  as  to  which  the  person  has:

                    (i)  Sole  power  to  vote  or  to  direct  the  vote:  N/A

                    (ii) Shared  power  to vote or to direct the vote: 4,000,000

                    (iii)Sole power to dispose or to direct the disposition of:
                         N/A

                    (iv) Shared  power  to  dispose or to direct the disposition of:  4,000,000

CUSIP NO. 75886F 10 7               13G     PAGE 9 --------- of ------- 16 PAGES
                                    ---

ITEM  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

          Not  applicable.

ITEM  6.  OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER PERSON.

          Not  applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not  applicable.

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.

          Not  applicable.

ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP.

          Not  applicable.

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 75886F 10 7               13G     PAGE 10 -------- of ------- 16 PAGES
                                    ---

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  March  30,  2001

                                   FELDON  INVEST  SA


                                   /s/  Thomas  J.  Plotz
                                   ----------------------
                                   By:  Thomas  J.  Plotz
                                   Title:  Attorney-in-Fact



                                   EMFELD  LTD

                                   /s/  Thomas  J.  Plotz
                                   ------------------------
                                   By:  Thomas  J.  Plotz
                                   Title:  Attorney-in-Fact



                                   BERTARELLI  &  CIE


                                   /s/  Thomas  J.  Plotz
                                   -------------------------
                                   By:  Thomas  J.  Plotz
                                   Title:  Attorney-in-Fact



                                   /s/  Ernesto  Bertarelli*
                                   -------------------------
                                   Ernesto  Bertarelli


*  By:
     /s/ Thomas J. Plotz
     ---------------------------------
     Thomas J. Plotz, Attorney-in-Fact

CUSIP NO. 75886F 10 7               13G     PAGE 11 -------- of ------- 16 PAGES
                                    ---

                                    EXHIBITS

1.  Power  of  Attorney  of  Feldon  Invest  SA                          Page 12
2.  Power  of  Attorney  of  Emfeld  Ltd                                 Page 13
3.  Power  of  Attorney  of  Bertarelli  &  Cie                          Page 14
4.  Power  of  Attorney  of  Ernesto  Bertarelli                         Page 15
5.  Joint  Filing  Agreement  Pursuant to Rule 13d-1(k)(1)               Page 16